AMENDMENT TO EMPLOYMENT AGREEMENT

This is an amendment ("Amendment") to the Executive Employment Agreement entered into as of January 10, 2023 ("Employment Agreement") by and between SHF, LLC doing business as Safe Harbor Financial ("SHF") as a wholly owned subsidiary of SHF Holdings, Inc., a Delaware corporation (the "Company"), and Donnie Emmi (the "Executive").

WITNESSETH

WHEREAS, the Company and Executive desire to extend and update the terms of Executive's Employment Agreement with SHF and the Company to ensure that key administrative personnel do not have contract terms expiring simultaneously and to ensure continuity of key administrative functions;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

1. **Employment Term**. Commencing on the date that the parties have both signed this Amendment (the "Effective Date") and continuing through and including August 22, 2026, unless terminated earlier pursuant to the Employment Agreement, the Executive shall continue to serve as the Company's and SHF's Chief Legal Officer and as Secretary to the Company and shall report directly to the board of directors of the Company.

2. **Vacation Time; Paid Time Off (PTO)**. Effective April 1, 2024, Section 4(b) of the Employment Agreement is deleted and replaced by the following: All PTO that Executive has accrued through March 31, 2024, but has not taken, shall be paid to Executive during the month of April 2024. Effective as of April 1, 2024, Executive shall be entitled to unlimited PTO pursuant to Company policy, subject to advanced approved by Executive's supervisor and scheduled to ensure that Executive will not be on vacation during periods of time when his key administrative responsibilities are reasonably expected to be needed. As a result, no PTO shall accrue or be paid out at time of termination of Executive's employment for any reason.

3. **Supplemental Severance**. In addition to the provisions of Section 6 of the Employment Agreement, in the event that Executive's employment is not extended beyond the end of the Employment Term, Executive shall be entitled to receive supplemental severance in an amount equivalent to six (6) months' of Executive's then-current Base Salary, provided that Executive executes, returns to the Company, and does not revoke a separation agreement in a form acceptable to the Company that includes a plenary release of claims against the Company and its affiliated entities, executives, and employees and provisions designed to ensure the continuing applicability of all restrictive covenants applicable to Executive, including any non-compete and non-solicit covenants, for the six (6) month period after the termination of Executive's employment.

4. **No Effect on Unamended Terms**. All terms and conditions set forth in Executive's Employment Agreement that are not amended by the terms of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date(s) set forth below:

SHF, LLC

By: Sundie Seefried
Sundie Seefried, CEO

EXECUTIVE

By: [signature]
Donnie Emmi

SHF HOLDINGS, INC.

By: Sundie Seefried
Sundie Seefried, CEO

Employment Agreement Amended - Donnie Emmi (04022024)

Final Audit Report 2024-04-02

Created:	2024-04-02
By:	Donnie Emmi (donnie@shfinancial.org)
Status:	Signed
Transaction ID:	CBJCHBCAABAA-jcnfqQYqer-uEL1mracKZxbDl4pBW5S

"Employment Agreement Amended - Donnie Emmi (04022024)" History

Document created by Donnie Emmi (donnie@shfinancial.org)
2024-04-02 - 7:24:43 PM GMT

Document emailed to Sundie Seefried (sundie.seefried@shfinancial.org) for signature
2024-04-02 - 7:24:47 PM GMT

Email viewed by Sundie Seefried (sundie.seefried@shfinancial.org)
2024-04-02 - 7:34:47 PM GMT

Document e-signed by Sundie Seefried (sundie.seefried@shfinancial.org)
Signature Date: 2024-04-02 - 7:35:06 PM GMT - Time Source: server

Agreement completed.
2024-04-02 - 7:35:06 PM GMT